Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS AGREES TO DIVEST ITS AUSTRALIA AND NEW ZEALAND BUSINESS UNIT

Gross proceeds of AUD $947 million; Net proceeds will be used to reduce debt

Second quarter 2020 business update – Quarter ended on a positive note

•	Demand strengthened in June
•	Continued very good operating performance and cost control
•	Solid, positive cash flow

PERRYSBURG, Ohio (JULY 15, 2020) – O-I Glass, Inc. (NYSE: OI) today announced it has entered into a definitive agreement to sell its Australia and New Zealand (ANZ) business unit to Visy Industries (Visy), one of the world’s largest privately owned packaging and resource recovery companies. Gross proceeds on the sale and related sale-leaseback agreement with Charter Hall, a leading property management company, will approximate AUD $947 million.

“The sale of our ANZ operations is consistent with our strategy to properly align our business with the interests of our global customer base, improve financial flexibility and maximize shareholder value. O-I will continue to develop its leading market positions across Europe and the Americas as well as the company’s interests in Asia. The sale of ANZ follows an in-depth strategic review of our global business portfolio and operating structure which is now substantially complete following this transaction. We received a full and fair price for ANZ, and this sale represents a significant milestone in our business transformation as we optimize our structure and prioritize debt reduction,” said Andres Lopez, CEO.

After evaluating alternatives for the ANZ business, the company determined the best option was to sell the operation to a buyer who could build on the solid business O-I has developed and bring decades of experience and expertise in closed loop packaging and recycling solutions, aligned to customer and industry needs.

“O-I’s ANZ business is known for providing the highest quality glass containers that enhance its customers’ brands. Following a robust sales process, we believe Visy is the best fit for our ANZ business, our customers and our employees. Visy is a well-established leader in providing high quality, innovative and closed loop packaging solutions that has operated in Australia for more than 70 years,” added Lopez.

O-I ANZ is the largest manufacturer of glass bottles and containers in Australia and New Zealand, with five manufacturing facilities located in Adelaide, Brisbane, Melbourne, Sydney and Auckland and a recycled glass processing plant in Brisbane. Headquartered in Melbourne, the business generated sales of approximately AUD $754 million and EBITDA of approximately AUD $124 million in 2019.

O-I and Visy have agreed that the sale of the O-I ANZ business unit will be completed in two separate transactions. O-I has entered into a sale-leaseback agreement with Charter Hall for certain properties valued at approximately AUD $214 million as well as an agreement to sell the O-I ANZ business to Visy for approximately AUD $733 million. The proceeds on disposal are expected to exceed the net carrying amount of the relevant assets and liabilities. The sale to Visy is subject to customary closing conditions. Both transactions have already received the proper regulatory approvals and closing is expected by August 31, 2020. Based on recent currency exchange rates, total gross proceeds represent approximately USD $652 million and the company currently estimates final net proceeds will approximate USD $620 million which will be used to reduce debt.

PRELIMINARY BUSINESS UPDATE ON SECOND QUARTER 2020

O-I’s second quarter 2020 performance ended on a positive note after the company endured the brunt of the pandemic in April and May. As markets began to reopen, O-I’s June sales volumes were down approximately 3 percent compared to June of last year. June trends represented a significant improvement from the 18 percent decline in daily shipment levels for April and May, which was previously disclosed. Overall, second quarter total sales volumes were down approximately 15 percent from the prior year. Operating performance was very good as the company’s turnaround initiatives continued to progress well including significant efforts to control costs to partially mitigate the impact of COVID-19. Based on the company’s preliminary view, O-I expects second quarter 2020 adjusted earnings1 will be about breakeven. Reflecting O-I’s focus on cash and capital management, cash flows were solidly positive despite the second quarter typically being a seasonal use of cash for the business. As a result, O-I’s total liquidity improved over the course of the second quarter and compared favorably to first quarter levels.

Conference Call Scheduled for July 16, 2020 at 8am EST

O-I Glass CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the divestiture on Thursday, July 16, 2020, from 8:00 - 8:30 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on July 16, 2020. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

O-I’s second quarter 2020 earnings conference call is currently scheduled for Wednesday, August 5, 2020, at 8:00 a.m. EDT.

1 The Company is unable to present a quantitative reconciliation of its non-GAAP measure, adjusted earnings, for the quarter ending June 30, 2020, to its most directly comparable GAAP financial measure, earnings from  continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The calculation of these items are complex and are not yet complete for the quarter ending June 30, 2020.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Reconciliation of 2019 ANZ EBITDA to loss from continuing operations before income tax

(US$ millions, except as noted)

ANZ EBITDA (A$ millions)	124
Average foreign exch. rate	0.694
ANZ EBITDA	86
ANZ depreciation & amortization	(42)
ANZ operating income	44
Other Asia-Pacific units loss	(15)
Asia-Pacific segment profit	29
Europe segment profit	317
Americas segment profit	495
Reportable segment totals	841
Items excluded from segment operating profit:
Retained corporate costs and other	(97)
Charge for goodwill impairment	(595)
Charge for asbestos-related costs	(35)
Pension settlement charges	(26)
Restructuring, asset impairment and other	(114)
Strategic transaction and corp. modernization costs	(31)
Gain on sale of equity investment	107
Interest expense, net	(311)
Loss from continuing operations before income taxes	$(261)

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world's leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 27,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com. The company routinely posts important information on its website – www.o-i.com/investors.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings and EBITDA provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share.

Adjusted earnings per share and EBITDA may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the company’s wholly owned subsidiary Paddock, that could adversely affect the company and the company’s liquidity or results of operations, including the impact of deconsolidating Paddock from the company’s financials, risks from asbestos-related claimant representatives asserting claims against the company and potential for litigation and payment demands against us by such representatives and other third parties, (3) the amount that will be necessary to fully and finally resolve all of Paddock’s asbestos-related claims and the company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the company’s legacy liabilities, (5) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, including the company’s ability to successfully consummate the divestiture of its ANZ business unit (the “ANZ Divestiture”) in line with anticipated timing and to achieve the benefits expected from the ANZ Divestiture, and risks related to the possibility of business disruption during the pendency or following the ANZ Divestiture, and the reaction of customers and business partners to the ANZ Divestiture, (6) the company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather; (10) the impact of Covid-19 and the various governmental, industry and consumer actions relate thereto, (11) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (12) consumer preferences for alternative forms of packaging, (13) cost and availability of raw materials, labor, energy and transportation, (14) consolidation among competitors and customers, (15) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (16) unanticipated operational disruptions, including higher capital spending, (17) the company’s ability to further develop its sales, marketing and product development capabilities, (18) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (19) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (20) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on form 10-Q for the quarterly period ended March 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.